INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Alfacell Corporation:

We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in Post-Effective Amendment No. 3 to Registration Statement No. 33-83072 on Form SB-2 which also constitutes a post-effective amendment to the Company's Registration Statement No. 33-76950 on Form SB-2.

Our report dated September 29, 1995 contains an explanatory paragraph that states that the Company's recurring losses from operations, working capital deficiency and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Further, our report as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 1995 is based on the report of other auditors as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992.




                                        /S/ KPMG PEAT MARWICK LLP
                                        KPMG Peat Marwick LLP






Short Hills, New Jersey
December 7, 1995